UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Thursday August 23, 2007

FUSA CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-50274 (Commission File Number)	51-0520296 (IRS Employer Identification No.)

1420 Fifth Avenue, 22nd Floor, Seattle, WA (Address of principal executive offices)	98101 (zip code)

Registrant's telephone number, including area code: (206) 274-5107

                                           N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 23, 2007, FUSA Capital Corporation, a Nevada corporation ("FUSA " or the "Company") and Minerva Technologies Pvt. Ltd.,  an Indian corporation (“Minerva”), entered into a Technology License Agreement, whereby FUSA received a perpetual, fully-paid, royalty free exclusive license to technology MINERVA has related to the Argon Search Engine Software (“ASES”) Technology and MyWorld Service powered by its Artificial Intelligence Text Mining (AITM) engine.   ASES includes technology related to the development of a discrete collection of modules for use in the aggregation, categorization, storage, indexing, searching and display of structured and unstructured network-based data.  ASES contains an aggregation module which include a web based scheduler, content manager and lexicon builder.  The proprietary ASES storage modules provide low overhead, high performance data storage and retrieval interfaces.  The command line and web based search interfaces allow developers to extend functionality and alter the user interface appearance, brand and function.  ASES, written as an object oriented framework in PHP 5, is highly extendable, flexible and easily deployed in a LAMP (Linux, Apache, MySQL, PHP) based platform.  AITM is a semantic search technology that relies on key proprietary algorithims to make search results more meaningful to users.

The license is restricted to the Internet search engine field of use.  As consideration for the license, FUSA agreed to pay Minerva a one-time license fee of 23,000,000 shares of common stock of FUSA.  Minerva may, at its discretion, grant FUSA the right to use the licensed technology outside of the field of Internet search for a per seat license royalty or for an additional payment of 5,000,000 common shares of FUSA stock, at FUSA’s option.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit
Number	Description

10.1	Technology License Agreement between Minerva and FUSA dated August 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSA CAPITAL CORPORATION

Dated: August 23, 2007	By:	/s/ Jenifer Osterwalder
	Name:	Jenifer Osterwalder
	Title:	Chief Executive Officer